Exhibit 10.1

Lawrence K. Fish Chairman of the Board

April 2, 2020

John J. Lynch, Jr.

Dear Jack:

Thank you for offering to take a reduction in your salary due to the significant impact of the Coronavirus (COVID-19) on our business and customers.  I am writing to confirm that you and the Company are mutually agreeing to this change in your pay, with the approval of the Houghton Mifflin Harcourt Company Board of Directors.

For the period from April 6 until the Company restores its other executives to full salary, you will be compensated with a salary at the rate of $450,000 per annum, subject to applicable payroll taxes and withholdings.  You agree to continue to work on a full-time basis during this time of crisis.

You acknowledge that this modification does not constitute a termination of your employment or otherwise constitute “Good Reason” pursuant to your offer letter dated February 10, 2017. This reduction in your salary is in connection with across-the-board reductions for other senior executives of the Company.

The terms of your offer letter otherwise remain in effect and unaltered. Your employment remains “At-Will,” which means that you or the Company may terminate the employment for any reason or no reason, at any time, with or without notice.  Nothing in this letter creates a guarantee of continuing employment or an employment contract, either express or implied.

Cordially,

/s/ Lawrence K. Fish

Lawrence K. Fish

Chairman of the Board of Directors of

Houghton Mifflin Harcourt Company

Accepted and Agreed on this 2nd day of April 2020.

/s/ John J. Lynch, Jr.
By:	John J. Lynch, Jr.